                                                                       EXHIBIT 3

                             JOINT FILING AGREEMENT

                  The undersigned hereby agree that the statement on Schedule 13D dated May 9, 1996, with respect to the Common Stock of UUNET Technologies, Inc. is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

                  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.



Dated:  May 9, 1996

                                        MFS Communications Company, Inc.

                                        By:        /s/ James Q. Crowe
                                                 James Q. Crowe
                                                 Chairman of the Board and
                                                 Chief Executive Officer


                                        MFS Global Internet Services, Inc.

                                        By:        /s/ Albert L. Fenn, Jr.
                                                 Albert L. Fenn, Jr.
                                                 President